CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information consisting parts of this Post-Effective Amendement No. 15 to the Registration Statement on Form N-1A (No. 33-64915) of Harris Insight Funds Trust of our report dated February 4, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to Shareholders, which is incorporated by reference in such Statement of Additional Information. We also consent to the references to us under the heading "Independent Accountants and Reports to Shareholders" in such Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 16, 2000